Exhibit 3.216

AMENDMENT AND RESTATEMENT
OF THE
ARTICLES OF INCORPORATION
OF
SOUTHERN TELECHECK, INC.
A LOUISIANA CORPORATION

STATE OF LOUISIANA

PARISH OF EAST BATON ROUGE

BE IT KNOWN, on this 8th day of November, 1996, before me, the undersigned Notary Public, in the presence of the undersigned competent witnesses, personally came and appeared Randolph L.M. Hutto,Vice President of Southern Telecheck, Inc., a Louisiana corporation (hereinafter referred to as the “Corporation”), and Robert J. Pile, Assistant Secretary of the Corporation, duly authorized by a Resolution unanimously adopted by the sole shareholder of the Corporation at a meeting held on November 8, 1996, who declared:

That they do, by these presents, amend and restate the Articles of Incorporation of the Corporation, to read in their entirety as follows:

ONE.	The name of this corporation is SOUTHERN TELECHECK, INC.

TWO.

The address of the corporation’s registered office in the State of Louisiana is Suite 701, City National Bank Building, Baton Rouge, Louisiana, 70821-4412. The name of its registered agent is Jonathan C. Benda, whose address is Suite 701, City National Bank Building, Baton Rouge, Louisiana 70821-4412.

THREE.	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of Louisiana.

FOUR.

This corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the corporation shall have authority to issue is One Thousand (1,000) with par value of $1.00 per share.

FIVE.	The corporation is to have perpetual existence.

SIX.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

SEVEN.	The number of directors which constitute the whole Board of Directors of the corporation shall be as specified in the Bylaws of the corporation.

EIGHT.

Meetings of stockholders may be held within or without the State of Louisiana, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Louisiana at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

NINE.

To the fullest extent permitted by the Louisiana law, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (the “Louisiana Law”), a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director. The corporation shall indemnify, in the manner and to the fullest extent permitted by the Louisiana Law (but in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The corporation may, to the fullest extent permitted by the Louisiana Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary to effect the indemnification as provided herein. To the fullest extent permitted by the Louisiana Law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement and any such expenses shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Louisiana Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Neither any amendment, repeal or adoption under Louisiana Law nor under these Articles of Incorporation inconsistent with this Section NINE, shall eliminate or reduce the effect of this Section NINE in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section NINE, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

TEN.

The corporation shall indemnify and shall advance expenses (including attorneys’ fees) to, in each case to the fullest extent permitted by the Louisiana Law as the same exists, or may hereinafter be amended, any person (or the estate of any person) who is or was a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification and right to advancement of expenses provided herein shall not be deemed to limit the right of the corporation to indemnify any other person to the fullest extent permitted by the Louisiana Law, nor shall they be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Notwithstanding the above, the corporation will not advance costs and expenses to any person entitled to indemnification hereunder unless and until such person undertakes to and agrees that he will repay the corporation for any costs or expenses advanced by or on behalf of the corporation hereunder if it shall ultimately be determined that he was not entitled to be so indemnified.

ELEVEN.

Advance notice of new business and stockholder nominations for the election of Directors shall be given in the manner and to the extent provided in the Bylaws of the corporation. Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

TWELVE.

The corporation reserves the right to amend, alter, change or repeal, any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

BE IT FURTHER KNOWN, that the Vice President and Assistant Secretary of the Corporation further certified that:

(1)           The foregoing Amended and Restated Articles of Incorporation of the Corporation accurately copies the articles and all amendments thereto in effect at the date of the restatement. The restatement constitutes an amendment of the articles in their entirety.

(2)           The Amended and Restated Articles of Incorporation of the Corporation have been effected in conformity with law.

(3)           The Corporation was incorporated on November 22, 1975, and the date of the restatement is November 8, 1996.

THUS DONE AND SIGNED, at my office in the City of Baton Rouge, Parish and State aforesaid, on the day, month and year set forth above, in the presence of the undersigned competent witnesses and me, Notary, after due reading of the whole.

WITNESSES:	SOUTHERN TELECHECK, INC.

/s/ Jeffrey W. Koonce	By:	/s/ Randolph L. M. Hutto
Randolph L.M. Hutto, Vice President

/s/ Thomas C. Herman	By:	/s/ Robert J. Pile
Robert J. Pile, Assistant Secretary

/s/ Clifford Laborde III
NOTARY PUBLIC

My Commission is for Life.